Exhibit 99.1

CONTACT: RELEASE	FOR IMMEDIATE
Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH ANNOUNCES THE CLOSING ON ITS SALE OF THE ENDOVASCULAR

BUSINESS TO SPECTRANETICS

EXTON, PA, June 2, 2008 — Kensey Nash Corporation (NASDAQ: KNSY) reported the closing of the previously announced sale of its endovascular business to Spectranetics Corporation (NASDAQ:SPNC) was completed on May 30, 2008. This transaction includes the sale of the ThromCatTM, QuickCatTM and SafeCrossTM products.

Joseph W. Kaufmann, President and CEO of Kensey Nash, commented, “As a result of the efforts of the Kensey Nash and Spectranetics transition teams we were able to complete the closing of this transaction in less than three weeks. We are very excited about the prospects of this strategic partnership, which provide the opportunity for substantial future growth. Our plans for the next generation products, combined with the larger and more established Spectranetics sales team, will place us in a position to achieve this growth opportunity with improved treatment options in the Thrombus and Chronic Total Occlusion markets,” he concluded.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily in the sports medicine, spine, and endovascular markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. Kensey Nash has also developed and commercialized a series of innovative endovascular products and recently announced the sale of this product line to Spectranetics, Inc. In conjunction with the sale transaction, the Company will continue to manufacture and develop these products for Spectranetics for a period of time. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including the statement regarding anticipated growth of the products sold to Spectranetics. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some or all of the associated milestone payments will not be received) and Spectranetics’ success in selling the ThromCat and SafeCross products, as well as competition from other technologies. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.